Exhibit 99.2

STAAR SURGICAL COMPANY
CONFERENCE CALL
March 1, 2011, 4:30 PM ET

Operator:
Ladies and gentlemen, thank you for standing by.  Welcome to the STAAR Surgical Fourth Quarter 2010 Financial Results Conference Call.  During today's presentation, all participants will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touch tone phone.  If you'd like to withdraw your question, press the star, followed by the two.  If you're using speaker equipment, it will be necessary to lift the handset before making your selection.   Today's conference is being recorded March 1st, 2011.

I would now like to turn the conference over to Doug Sherk. Please go ahead.

Doug Sherk:
Thank you, Operator, and good afternoon everyone.  Thank you for joining us for the STAAR Surgical conference call to review the company's financial results for the fourth quarter of 2010, which ended on December 31, 2010.  The news release announcing the fourth quarter results crossed the wire about a half an hour ago, and is available at STAAR's website at www.staar.com.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone.  A replay will become available approximately one hour after the call's conclusion, and will remain available for seven days.  In addition, today's call is being broadcast live, and along with an archived replay will be available at the STAAR website.

Before we get started, during the course of this conference call the company will make forward-looking statements.  We caution you that any statement that is not a statement of historical fact is a forward-looking statement.  This includes any projections of earnings, revenues, sales, cash or other financial statements, any statements about plans, strategies or objectives of management for future operations, any statements concerning proposed new products, governmental approval of new products or other future actions of the FDA or other regulators, any statements regarding expectations for the success of our products in the US and the international markets, the outcome of product research and the development or any clinical study, any statements regarding future economic conditions or performance, statements of belief, and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks are described in the Safe Harbor Statement in today's press release, and in the Risk Factor section of our Annual Report on Form 10-K, which we expect to be filed with the Commission later today.  Investors or potential investors should read these risks.  STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

Now, I would like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:
Thank you, Doug, and good afternoon everyone.  I'd like thank you for joining us to review the fourth quarter and full year 2010 results.  Deborah Andrews, our CFO, is also with me on the call today.  I'll begin an update of our progress on the five key operating metrics that we'd established at the beginning of 2010, then Deborah will provide additional details on our financial results for the quarter and the year.  Finally, I'll come back to summarize key accomplishments during the year and to present the key metrics we will be monitoring with you during 2011.  Then we will open the call for your questions.

First, I'd like to say that I'm very encouraged by the progress we made during 2010.  Overall I think the year was very good for STAAR.  We grew our core, or focused, revenues by 10%.  The balance sheet was greatly improved.  We are cash flow positive.  Our product pipeline is robust and we have momentum.  Because of our superior technology, our international footprint and large markets, our prospects for 2011 and beyond, are very promising.  I am confident we'll take advantage of these opportunities.

Now to review the metrics.

Our first metric was to generate double-digit growth from our core ICL and IOL product lines.  Core product revenues increased by 7% during the quarter; that was below our target.  For the year, however, we did achieve this metric with core product revenue growth of 10%.  We established another new quarterly record for both revenue and units of the Visian ICL products.  Revenues increased by 13% during the quarter, while unit volume increased 20%, reflecting continued gains in the market share over LASIK.  For the year, ICL revenues increased by 16%, while units increased 19%.

Looking at the top ten markets, where we've been focused, we believe we gained share in the refractive surgery segment in nine of those ten markets during 2010.  According to Market Scope, refractive procedures in those top ten markets, procedures increased by only 3% during 2010, collectively, while ICL units in those countries increased by 19%.  During the fourth quarter we began shipping the Visian ICL V4b, that's the expanded range product, to some parts of Europe.  It's also quite encouraging that during the fourth quarter 10% of the sales of the expanded range product were in refractive ranges where the ICL had not been previously approved.  During the first two months of the first quarter of 2011, this rate is now at 14%.  The V4b is currently approved in 25 countries, and to-date nine of those 25 markets have been converted to the expanded range product.

Turning now to IOLs. The 2% overall growth for the quarter masked a strong 16% increase in the sales of the nanoFLEX IOL, which continues to grow share in the US market.  In Japan and Europe, preloaded IOL sales grew 9%.  Sales were offset, however, somewhat by our lower price silicon IOLs, which fell 28% in the quarter, reflecting our focus on the higher priced IOL segments.  For the year, our IOL sales increased by 5%, with a 21% increase in the nanoFLEX IOL.  I dare say that most of our competitors would be very pleased with the 5% increase in IOL sales during 2010.

Our second metric was to achieve gross profit margins in the mid -- or the low-to-mid -- 60% range.  We were successful on this metric, generating a gross profit margin of 64.7% in the fourth quarter compared to 61.6% in the prior year.  This is the highest gross margin percentage achieved during a quarter since 1999 for the company.  We also achieved our gross profit goal for the full year.  In 2010 our gross profit margin was 23.8%, with -- as compared to 61.3% in 2009.  Deborah will address this topic in more detail, but I will add that I believe we can make further improvements to our gross margin during 2011.

Our third metric was to reduce our losses and generate profitability for the year.  We did make progress on this metric, reducing the losses from continuing operations.  For the full year the company generated net income of $53,000.  This was the first profitable year for STAAR Surgical since 1999.  But remember, the 2010 net income reflected the divestiture of our German distribution business in the first quarter of the year.  It also reflects improvements that we made in our continuing operations.  If you exclude the divestiture, I'd have to say this is a metric we which -- which we did not meet, although we are well positioned for profitability during 2011 and we'll discuss that later in the call.

We achieved our fourth metric to generate cash from operations.  In the fourth quarter we generated $213,000 in cash from operations.  For the full year 2010, we used 4.4 million; however, included in that amount was 4 million for the litigation settlement and 635,000 in cash used by discontinued operations, both non-repeatable expenses.  As you can see, without these non-recurring expenses we generated cash from operations during the year.

Our fifth metric was to improve our balance sheet. During the year we made significant progress here. This metric was fully accomplished during the past year.

To summarize, we successfully completed four of the five metrics for the continuing operations that we established at the beginning of 2010 and that has positioned us well for enhanced growth and profit achievement in 2011.

Now, I'd like to turn the call over to Deborah for an in-depth review of the quarter and full year operational and financial highlights. Deborah?

Deborah Andrews:	Thanks, Barry. Good afternoon, everyone. I'd like to focus my comments today on the key financial results and highlights of the quarter and year.

Total revenues for the fourth quarter increased by 8% to 14.4 million, which is higher than the 14.2 million reported in preliminary revenue we announced in early January. The growth reflected a 7% increase in core product revenue.  Core revenue growth was driven by a 13% increase in Visian ICL sales to over $6.5 million, another quarterly record and the fifth consecutive quarter of ICL sales growth, despite the continued challenged economy.  Unit volume of ICLs grew 20% during the quarter.  The increase in ICL sales reflected strength in the Middle East and Asia.  Sales in China grew 88%.  China represents the largest refractive market in the world, according to Market Scope, and we continue to gain share there.  Sales to Singapore increased 64% and sales to India grew 63%.  ICL sales in the Middle East increased by 19%.  In Korea, sales for the quarter grew 3% and units grew 8%.  For the year, sales increased 13%, while units increased 11%, reflecting more growth in Toric ICLs.  Korea remains a strong example of the potential for the ICL in the refractive surgery segment.  Our share of the refractive market there in 2010 was between 12 and 13%, based on the latest Market Scope procedure data released in January.

IOL sales grew 2% during the quarter to 7.1 million, driven by a 17% increase in nanoFLEX sales in the US, and a 9% increase in preloaded IOL sales in international markets.  The increase in higher margin IOL sales was partially offset by a decrease in low margin silicone IOL sales.  IOL unit volume was flat, while average selling prices increased by 3%, resulting in the fourth quarter increase.   Foreign currency exchange had a favorable impact on revenue in the quarter of about $359,000.

Gross margin for the quarter increased to 64.7 million -- or 64.7% from 61.6% in Q4 2009.  The increase was primarily due to a decrease in royalty expense and a shift to higher margin product sales.  The increase in cost of goods of 1.1 million matched the sales growth in the quarter.

SG&A expense increased 10% over the year ago period.  G&A expenses, while essentially flat with the fourth quarter last year, represented an increase from the earlier quarters of 2010.  This was due to additional bonus accruals as well as expenses associated with the cost of a third party study on future improvements in our manufacturing cost.  G&A expenses by quarter in 2011 should approximate Q1 and Q2 levels.

R&D expense was also flat with the 2009 fourth quarter, but up compared with the third quarter, primarily due to clinical activities associated with the regulatory approval process for the Toric ICL in the US and Japan.

Marketing and selling expense rose 18%, the result of increasing headcount in the US direct sales force and additional promotional spending in both the US and Japan.

For the full year, SG&A expense rose 4%, driven by a 12% increase in sales and marketing expense, partially offset by declines in G&A and R&D from 2009.   Loss from continuing operations was 691,000 for the quarter, which represents a 53% improvement over the fourth quarter of last year, and 4.1 million for the year, which represents a 40% improvement over 2009.   Fourth quarter net loss per share was $0.02 compared with $0.04 per share last year.  For the full year, loss from continuing operations per share was $0.12 compared with $0.21 per share last year.  For the full year, we reported a net income of 53,000, as Barry mentioned, the company's first profitable year since 1999.

Finally, we generated cash in the fourth quarter and ended the year with 9.5 million in cash on the balance sheet.

Now, I'll turn the call back over to Barry for additional comments.

Barry Caldwell:	Thank you, Deborah.

As I'd mentioned earlier, we made excellent progress during 2010 to position the company for growth.  Major accomplishments during the year include: regulatory approvals of the Visian ICL in Japan and the CE mark for the V4b ICL expanded range product; divestiture of our German distribution business; settlement of outstanding litigations; retirement of the 1.7 million preferred shares which were on the balance sheet; elimination of virtually all debt, with the exception of a outstanding line of credit in Japan; initiation of a direct-to-consumer viral campaign for the Visian ICL; and increased and enhanced brokerage firm analyst coverage.  There are a few important items which do slide into 2011, including some key regulatory approvals and the expansion of the direct-to-consumer campaign for the Visian ICL.

First on the regulatory side in the US, we have responded to all questions from the FDA regarding the Toric ICL submission.  Separately, we are in conversations with the Post Approval Studies section chief on that requirement.  We're told this does not impact the timing nor the decision on the submission.  As we'd said before, there are three things that can happen to the submission: it can be approved; it can not be approved or it could be sent to the ophthalmic advisory panel for recommendation.  With the preloaded silicon IOL in the US, we received what we believe to be their final question in early January.  It took us about 48 hours in which to respond.  It's been about -- that's been about six weeks ago, and we've not received any additional direction from the agency at this time.  In Japan, we continue to respond to questions from PMDA on our Toric ICL submission there.

Now to the direct-to-consumer campaign.  We began Phase 1 of that campaign during the fourth quarter, which consisted of the seven videos highlighting the benefits of the Visian ICL over glasses, contact lenses and LASIK.  These appeared on several web formats.  Phase 2 consists of five 30 second commercial spots which focus on the ICL as the latest in refractive surgery and the advantages of the Visian ICL over contact lenses and glasses.  These will appear both on cable television and in movie theatres in some test markets.  You'll hear more about that during the next week.

Let's now turn to 2011.

Building on our achievements in 2010, we've established the following key metrics upon which we will report each quarter.

One, increase total revenue by double-digits.  Yes, this will primarily be driven by our core revenues, but total revenues will be easier to track during the year, and our metric is to increase our total revenue by double-digits.

Number two, grow Visian ICL sales by 25%.  Yes, this is a stretch.  We grew Visian ICL sales by 16% in dollars during 2010, but we see the opportunities in several key markets to further expand our market share there during 2011.

Number three, continuously expand gross profit margin each quarter so as to finish the year at 66%.  A key component of this will be the increased sales of the Visian ICL and the Visian Toric ICL and continued improvements in the selling price points for our IOLs.

Metric number four, and the last one, achieve profitability in at least three of four -- out of the four quarters and for all of 2011.  We anticipate that the first quarter will be our most difficult quarter in terms of being profitable, which reflects the normal expenses which hit during first quarter that do not repeat for the remainder of the year.  It is our goal to be profitable for the quarter, but it will be a close call during the first quarter.  After Q1, however, we would expect to generate solid profit in every quarter of 2011.

In closing, I'd like to first thank our employees for their tireless efforts during the past few years, and everyone on the call for your support of the company.  To use a sports term, during 2010, we moved from playing defense to playing offense.  We're now focused on scoring.  We're very optimistic about 2011.  Growth in sales, which is our highest priority, must be accomplished by reaching profitability from continuing operations.  Our clear goal for 2011 is profitable growth.

With that, I think we're ready for questions. Operator, could you please open the line.

Operator:
Thank you, sir.  Ladies and gentlemen, we will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone.  If you need to withdraw your question, press the star, followed by the two.  If you're using speaker equipment, it will be necessary to lift the handset before making your selection.

Our first question comes from the line of Joanne Wuensch with BMO. Please go ahead.

Joanne Wuensch:	Happy afternoon. A couple of quick questions. You talked about a gross margin exiting the year at 66%, so I'm going to assume that's a fourth quarter call. Would you like to give a full year number?

Barry Caldwell:	No, the 66 -- you're talking about the metric, Joanne, for 2011?

Joanne Wuensch:	Yes.

Barry Caldwell:	Had a 66% for the year. We exited fourth quarter at about 65%.

Joanne Wuensch:	Okay, that's why I just wanted to clarify.

Deborah Andrews:	And it should be increasing by quarter.

Barry Caldwell:	Yes.

Joanne Wuensch:	Increasing each quarter.

Deborah Andrews:	Mm-hmm. Yes.

Joanne Wuensch:	And when you talk -- you gave 2011 metrics -- by the way, thank you very much for those - for R&D and G&A but you didn't do one for marketing and selling, unless I missed it.

Barry Caldwell:	No, I don't think Deborah did.

Deborah Andrews:	I threw you a carrot there.

Joanne Wuensch:	Okay. Any chance you'd like to share or should I just have a go at it?

Barry Caldwell:
I think it would be fair, Joanne, to say, you know, we have ramped up our spending in sales and marketing last year in anticipation of launching the Toric ICL in the US.  We also ramped up some expenses in Japan anticipating getting the ICL up and going and Toric approval shortly there.  So, I don't see them expanding beyond what they've been third and fourth quarter.

Joanne Wuensch:	Right.

Barry Caldwell:	And I think that would be kind of the run rate I would look at.

Joanne Wuensch:	Yes. Okay. And, last question. How much or are you assuming Toric ICL in the US in your double-digit revenue guidance?

Barry Caldwell:
That's really a good question.  The answer is no.  We certainly would like to have and anticipate we will -- could have Toric approval in the US during 2011 but with the opportunities we see in some key markets, particularly in Asia-Pacific, led by China, India, now Japan, also in Europe, in Spain and a couple of -- the Middle East, you know, we believe by stretching our marketing efforts a little bit more effectively that we should be able to achieve that kind of growth rate during the year even if we don't get approval in the US.

Joanne Wuensch:	Okay, wonderful. Thank you.

Barry Caldwell:	Thank you.

Operator:	Thank you. Our next question comes from the line of Chris Cooley with Stephens. Please go ahead.

Chris Cooley:
Thank you and thank you for taking the question.  If I could, two questions, Barry.  First, when you just think about the domestic cataract marketplace, and I realize it's early at this juncture, but any early read on just what you're seeing from a practitioner perspective as a result of the NTIOL expirations?  And I have a follow-up.  Thank you.

Barry Caldwell:
Yes, thank you, Chris, and good talking to you.  That's a really good question.  As most of you know, the NTIOL for aspheric lenses, which is an additional $50 reimbursement, just ended here in the last few days in the US market.  Robin Hughes, our Global VP of Marketing, was in my office last week, Wednesday or Thursday, and it was funny, we were talking about this.  We haven't gotten one call about NTIOL going away.  And I think that, you know, as we've spoken, Chris, and we've also talked about this openly in presentations, that the prices of our lenses even with our nanoFLEX, which is our superior technology, is still below the old reimbursement rate of 150 versus 200, and that we didn't expect to see a lot of impact and we've certainly not seen that at least as of yet.

Chris Cooley:
Okay, super.  And then just as a follow-on.  If you think about the ICL and the growth that you are seeing during the quarter, you know, very strong in China, Singapore and India, but Korea seems to have tapered a bit there.  Was there any change in terms of the marketing approach?  Was there some pull-through do you think in the prior quarter?  Just trying to get kind of a better understanding of kind of a more established ICL growth market versus some of these more emerging growth markets outside of the US.  Thank you.

Barry Caldwell:
A very, very fair question.  I'm glad you asked it.  And that's why Deborah said we believe our market share was 12 to 13% last year in Korea, that would have been up from 11%, and the reason we did 12 to 13 is because we know that our distributor there shipped more from their inventory to customers rather than what they purchased from us and the way we've historically measured our market share by country is to take the data exactly as Market Scope prints it and then -- and that would be the denominator, and making the numerator the units that we sold to our distributor.  So we think it probably -- and that number comes out to 12.3% for the year, by the way, but we think it's probably a little bit higher than that because our distributor did ship more from their own inventories.

Now I was just a few weeks ago in Europe at a meeting with our Korean distributor.  They presented their plans for 2011 and their plans are to invest in marketing alone in Korea, 8 to $900,000 of their own money.  They've established a new direct-to-consumer campaign which they'll introduce during the second quarter.  It's a different approach than what we've taken in some of the other markets and with which you'll see next week in these new five, thirty second commercials.  But they are a very committed distributor and as I've said before, you know, they want to get their share of the 20%, not the 12 to 13%.  So overall, you know, we're very pleased with what our distributor in Korea has done for the year and since they've had the product line.

Chris Cooley:	May I squeeze one more in then I'll get back in queue?

Barry Caldwell:	Yes.

Chris Cooley:
Since Joanne fleshed out the marketing and selling line, maybe I can help as well.  Any guidance there that you want to provide just when you think about FX and the ubiquitous other line?  Thanks so much.

Deborah Andrews:	Okay.

Chris Cooley:	We'll have them modeled up by that point.

Deborah Andrews:	If you want to give me guidance on FX I'll take it.

Chris Cooley:	Thanks much.

Operator:	Thank you. Our next question comes from the line of Raymond Myers with the Benchmark Company. Please go ahead.

Raymond Myers:	Yes, thank you.

Deborah Andrews:	Hi, Ray.

Barry Caldwell:	Yes?

Deborah Andrews:	Hello. Ray?

Operator:	Mr. Myers, your line is open.

Raymond Myers:	Can you hear me?

Deborah Andrews:	Yes.

Raymond Myers:
Hello?  Okay, great.  I want to ask you to describe the progress you've had in leveraging the Collamer IOL for cataract surgery and update us on the CAST follow-up study and next generation IOL products.

Barry Caldwell:
Okay.  So, first, your question is tying the -- actually, the nanoFLEX which is our primary focused IOL with the ICL in terms of accounts.  It is a very nice, obviously, selling story in terms of the material because the material does make such a difference, and we have been focused in accounts that have adopted the ICL and helping them understand that the same material of the ICL that provides the clarity of vision is also available in an IOL.  And we've had several very good success stories in terms of that transition.  I can't give you a number overall in terms of where the increase came during the year from customers who did cross both paths, but it is clearly a selling tactic and a marketing tactic that we're using in those accounts and the nanoFLEX for the year grew 20% in the US market.  So clearly we're doing a few things right there.

Raymond Myers:	I guess what I'm asking also about is the, there was a CAST study and then there was a follow-up study to CAST that was planned - where does that stand?

Barry Caldwell:
Yes, we do have a protocol in to the FDA on what we've referred to as our CASTII study.  We're still waiting for guidance on that protocol.  I think as we'd said earlier, when we first gave them the protocol they misinterpreted that we were asking for an accommodating claim but instead we were looking for a protocol which could establish a claim on perhaps intermediate vision or near vision as it compares to other IOLs that are on the market.  So we've got to get that protocol approved by the FDA before we can start it.  But also, as you know, we've got the blended vision approach which we're also using with physicians.  We did a webinar with surgeons just three weeks ago on the nanoFLEX with blended vision, and that seems to also be going very well.  There seems to be a real movement, maybe even stronger than it was a year ago, towards finding ways to get to these premium procedures with good results, and, you know, a lot of surgeons in the US have moved to premium procedures but then didn't find the results, the refractive visual results with patients.  So the blended vision is something that we're using from a selling and marketing perspective until we can get the CAST II up and going.

Raymond Myers:	Okay, good. And then what is the status of the silicon IOL FDA submission?

Barry Caldwell:
That's the preloaded silicon - we did get what we believe is their final question.  You might recall that just prior to the Academy they told us they had one more question.  We got that in early January.  It was on ETO residuals from sterilization, which they had told us it was -- that was the topic of the question.  It took us about 48 hours to respond and we're awaiting further direction from that, from them, but as of today we're not aware of any additional questions they may have.

Raymond Myers:
Okay, that's great.  And let's talk some more about sales and marketing, drilling down more into that.  You've projected a very nice 25% growth in Visian ICL sales, how much of that is driven by increased sales and marketing and how much is that, of that is the rapid growth rate in foreign markets?

Barry Caldwell:	How much of it is expand -- the expansion of our sales team in terms of increased volume versus -- the last part I didn't hear, Ray.

Raymond Myers:	Well, I guess, how much of your anticipated 25% ICL growth rate is driven by increased marketing push versus the inherent rapid growth rate of certain markets, such as China and India, Korea?

Barry Caldwell:
Well I think it's a combination of both.  You know, in the rapid growing markets, as you mentioned, like China, and according to Market Scope, China grew procedures 24% last year.  In that market we currently don't anticipate any additional investments in terms of sales and marketing but in some of the other markets, like Japan, which was down 12% last year in terms of procedures, Spain was only up 5%, India was only up 5%, the Korean market was only up 3%.  We do anticipate, you know, additional marketing efforts in those countries to expand our growth rate during 2011 over what we experienced in 2010.

Operator:	Thank you. Our next question comes from the line of Bruce Jackson with Morgan Joseph TriArtisan. Please go ahead.

Bruce Jackson:	Good afternoon.

Barry Caldwell:	Hi, Bruce.

Bruce Jackson:
With regards to the sale of the new V4b lens in Europe, you mentioned in the press release it was 10% of revenue in the markets where it had been launched.  Do you have a number as to what percentage of total European revenue it represents now?

Barry Caldwell:	Well I do have a number, Bruce, that at least as of now, two months into the first quarter of 2011, it has represented about 25% of our sales outside the US.

Bruce Jackson:	Okay.

Barry Caldwell:	Than V4bs. And again, from the opening statement, we've converted nine of the 25 countries in which they accept the CE mark approval on the V4b.

Bruce Jackson:
Okay, great.  And then with regards to the CAST II study, so you're talking to the FDA right now about the protocol, if all goes well, just do you have a rough idea of when you might be able to start that study?

Barry Caldwell:
Well, you know, we have -- we've gotten the doctors lined up and I would anticipate that, you know, once we get the go-ahead on the protocol that we can be up and running in 45 to 60 days.  Now if we continue to not get a better understanding of the protocol, we can continue to do some marketing clinicals with more surgeons to add on to the original CAST data that we've accumulated.

Bruce Jackson:	Okay, great. Thank you.

Barry Caldwell:	Thank you.

Operator:	Thank you. Our next question comes from the line of Joe Munda with Sidoti & Company. Please go ahead.

Joseph Munda:	Good afternoon, guys.

Barry Caldwell:	Hey, Joe.

Joseph Munda:
Hey, Barry.  Thanks for taking my call.  You had mentioned in your comments you expect profitability three out of four quarters, I'm guessing it's going to be the second, third and fourth quarter, just by your comments about the first quarter.  What cost, is it going to be manufacturing or operating cost, is going to lead to, you know, possibly not being profitable in Q1?

Barry Caldwell:	Right, I'll let Deborah comment on the additional first quarter charges that are not recurring during the rest of the year.

Deborah Andrews:	Yes, those are operating costs generally, general and administrative expenses.

Barry Caldwell:	Audit fees.

Deborah Andrews:	Audit fees, SOX fees, things like that.

Joseph Munda:
Okay.  And I just had one follow-up question.  I think somebody had asked about Visian ICL - with the growth you expect of 25%, what can we expect the numbers for inventory to look like going forward in 2011?  Are we going to see in the 15 million range?

Barry Caldwell:
The impact of the expanded sales of ICL on inventory should be minimal.  Now, remember, Joe, as we're moving to the V4b we are eliminating a lot of the categories of lenses we have to carry - that is one of the advantages of moving to the V4b.  So I think the growth will offset to a large degree -- the growth in sales will offset to a large degree the inventory needed because of the smaller number of SKUs.  I forget the overall impact but it's quite dramatic.

Barry Caldwell:	Yes, we don't anticipate a significant increase in inventory.

Joseph Munda:	Okay. Thanks, guys.

Barry Caldwell:	Thank you.

Operator:
Thank you.  Ladies and gentlemen, as a reminder, if there are any additional questions, please press star, one on your touch tone phone at this time.  If you are using speaker equipment today, it will be necessary to lift your handset before making your selection.

Our next question comes from the line of Larry Haimovitch with Haimovitch Medical Technology Consultants. Please go ahead.

Larry Haimovitch:	Good afternoon.

Barry Caldwell:	Hi, Larry.

Larry Haimovitch:
Barry, when you look back at the last season -- I mean, year, what would you say are the one or two achievements or successes of the company that you're most proud about and what would you say would be one or two things you would have hoped would have occurred that didn't?

Barry Caldwell:
Wow, the first one is tough because there's so many.  You know, I think first of all I'm just -- I'm really proud of our employees who have hung in there.  You know, many of our employees have been through some tough years, here at STAAR.

Larry Haimovitch:	Yes.

Barry Caldwell:	And years in which they've questioned whether the company was going to be viable in the future.

Larry Haimovitch:	Mm-hmm.

Barry Caldwell:
And, you know, at least, I believe, globally, our employee base now understands that we're a viable growing company with clear opportunities before us.  So that overshadows, I think, all of the other ones that I think I mentioned on the call in terms of key accomplishments for the year.

Larry Haimovitch:	Yes.

Barry Caldwell:
It's also easy for me to go the other side because we did miss opportunities during 2010.  My biggest disappointment in 2010 is Japan.  You know, I believe we've got tremendous opportunity with the ICL in Japan.  We've got a lot more work to do there.  You know, I'm very glad we've got a seasoned manager like Don Todd managing Japan right now.  I think we've got things turned around and headed in the right direction to really give us an opportunity to take advantage of the ICL in Japan.  You know, I think overall it's also disappointing, though, somewhat out of our control, that we didn't get approval for the Toric ICL during 2010.  That's a disappointment but I'm not sure we could have done anything differently.

Larry Haimovitch:	Yes.

Barry Caldwell:
A lot of work was done by employees, our regulatory staff and many other disciplines to make major responses.  And, you know, I feel like we've made a lot of progress but we don't have the token at the end of the day to show for it.

Larry Haimovitch:
Right.  Great.  Yes.  Okay, very good.  Well I think overall it was a very good year and I think -- I was just thinking back to a year ago when you were in the midst of some very scary litigation, and isn't it nice that that's all behind you now.

Barry Caldwell:	Well, absolutely. Yes, if you go back to a year ago from this point, you know, the table only had three legs on it or maybe two and a half.

Larry Haimovitch:	Right, right. Well, congrats on all the progress, Barry.

Barry Caldwell:	Thank you, Larry.

Operator:	Thank you. Our next question comes from the line of Mark Malcolm, Private Investor. Please go ahead.

Barry Caldwell:	Hi, Mark.

Operator:	Mr. Malcolm, your line is open.

And it appears that Mr. Malcolm has stepped away from the line. I'd like to turn the conference back to management at this time for closing remarks.

Barry Caldwell:
Great.  Again, I'd like to thank everyone for being on the call today.  If you have any additional questions or need clarification, please feel free to call Deborah or myself.  And I hope you have a great evening and thank you very much.  Good-night.

Operator:
Ladies and gentlemen, this concludes the STAAR Surgical Fourth Quarter 2010 Financial Results conference call.  If you'd like to listen to a replay of today's conference, please dial 1-800-406-7325 or 303-590-3030, and enter the access code of 4411951, followed by the pound sign.  Thank you for your participation.  You may now disconnect.

END